Exhibit 99.1

Audentes Therapeutics Reports Third Quarter 2017 Financial Results and Provides Corporate Update

-	Completed enrollment of the first dose cohort of ASPIRO, the Phase 1/2 clinical study of AT132 to treat X-Linked Myotubular Myopathy (XLMTM)

-	AT132 has been well-tolerated by all patients with no significant treatment-related safety signals to date

-	Plan to report preliminary clinical data from ASPIRO in early January 2018

San Francisco, Calif., November 14, 2017 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the quarter ended September 30, 2017, and provided an update on the company’s recent achievements and anticipated upcoming milestones.

“I am pleased with the excellent progress we have made to advance our pipeline toward key value inflection milestones, including the recent completion of dosing for the first cohort in ASPIRO, the Phase 1/2 clinical study of AT132 for the treatment of XLMTM,” stated Matthew R. Patterson, President and Chief Executive Officer.  “While we are only weeks into the study, we are encouraged by the progress to date and look forward to sharing preliminary safety and efficacy data from the first cohort of patients in early January 2018.  This will be the first of many catalysts over the coming months as we execute on our ambitious goal of creating the world’s leading gene therapy company focused on developing a multi-product pipeline to treat serious, life-threatening rare diseases with high unmet medical need.”

Recent Achievements & Upcoming Key Events

•	AT132 for X-Linked Myotubular Myopathy:
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Completed dosing of the first cohort of patients in ASPIRO, the Phase 1/2 clinical study of AT132.  To date, AT132 has been well-tolerated by all patients with no significant treatment-related safety signals.

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Announced interim results from INCEPTUS, a prospective natural history run-in study in patients with XLMTM.  The primary objectives of INCEPTUS are to characterize the clinical condition of children with XLMTM, identify subjects for potential enrollment in ASPIRO, and serve as a longitudinal baseline and with-in patient control for ASPIRO.  Preliminary results from INCEPTUS confirm the significant neuromuscular and respiratory deficits experienced by XLMTM patients, and provide insight into the relevance and sensitivity of assessments used in the ASPIRO study.

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Received approval for the Clinical Trial Authorisation (CTA) application for AT132 from the United Kingdom’s (U.K.) Medicines and Healthcare Products Regulatory Agency (MHRA), and anticipate initiation of U.K. enrollment in the first quarter of 2018 for ASPIRO.

-	Plan to report preliminary clinical data from ASPIRO in early January 2018

•	AT342 for Crigler-Najjar:
-	Plan to discuss initial results of LUSTRO, the prospective natural history run-in study being conducted in patients with Crigler-Najjar Syndrome, on the third quarter 2017 earnings call

-	Plan to dose first patient in VALENS, the Phase 1/2 clinical study of AT342, in the first quarter of 2018, and to report preliminary data in the second quarter of 2018
-	Received approval for the CTA application for AT342 from the MHRA, and anticipate initiation of U.K. enrollment in the first quarter of 2018 for VALENS

•	AT982 for Pompe Disease:
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Conducting a comprehensive in vivo construct selection and dose-ranging study evaluating a range of AAV8 and AAV9 vector constructs designed to express GAA selectively within tissues relevant to Pompe disease, including skeletal muscle, motor neurons and liver.  Candidate vectors are being evaluated across a broad range of neuromuscular function and biochemical endpoints at multiple dose levels.

-	Plan to select optimal construct and file IND in the first half of 2018

•	AT307 for CASQ2-CPVT:
-	Completed successful pre-IND/CTA meetings with both the U.S. Food and Drug Administration (FDA) and MHRA, and have incorporated input from both agencies into IND filing plans
-	Expect to file IND in the first quarter of 2018

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Appointed Fulvio Mavilio, Ph.D. as Vice President Scientific Affairs, Europe.  Dr. Mavilio is an internationally recognized scientific leader who has made important contributions to the field of molecular genetics and gene therapy for rare diseases.

Third Quarter 2017 Financial Results

•	Cash Position: As of September 30, 2017, Audentes had cash, cash equivalents and short-term investments of approximately $156.0 million.

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R&D Expenses:  Research and development expenses were $20.9 million for the third quarter of 2017 compared to $12.5 million for the same period in 2016, an increase of $8.4 million. The increase was primarily due to increased research and development expenses for our AT132 and AT307 programs, increases in our research and development headcount and higher facility costs as we made additional investments in our manufacturing and research facilities. For the nine months ended September 30, 2017, research and development expenses were $54.2 million compared to $32.2 million for the same period in 2016.

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General and Administrative: General and administrative expenses were $4.3 million for the third quarter of 2017 compared to $2.9 million for the same period in 2016, an increase of $1.4 million. The increase was primarily due to increased G&A headcount and increases in other G&A expenses related to regulatory compliance and operations as a public company. For the nine months ended September 30, 2017, general and administrative expenses were $12.1 million compared to $8.0 million for the same period in 2016.

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Net Loss: Net loss was $25.0 million for the third quarter of 2017, compared to a net loss of $15.4 million for the same period in 2016. For the nine months ended September 30, 2017, our net loss was $65.9 million as compared to $40.0 million for the same period in 2016.

Conference Call

At 4:30 p.m. Eastern Time today, Audentes management will host a conference call and a simultaneous webcast to discuss its third quarter 2017 financial results and provide a corporate update. To access a live webcast of the conference call, please visit the Investor and Media page of the Audentes website at www.audentestx.com.  Alternatively, please call 1-833-659-8620 (U.S.) or 1-409-767-9247 (international) and dial the conference ID 2599735 to access the call.

A replay of the webcast will be available on the Audentes website for approximately 30 days.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases.  We are currently conducting a Phase 1/2 clinical study of our lead product candidate AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM) and have three additional product candidates in development, including AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of key program milestones, including plans to dose patients in, and report clinical data from, ASPIRO, the Phase 1/2 study of AT132 in XLMTM, and VALENS, the Phase 1/2 study of AT342 in Crigler-Najjar Syndrome; plans to develop a multi-product pipeline; the utility of INCEPTUS data to provide insight into the relevance and sensitivity of assessments in ASPIRO; successful completion of pre-clinical programs and plans to file INDs in the Pompe disease and CASQ2-CPVT programs.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company’s ability to establish and scale-up manufacturing processes that comply with regulatory requirements, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Unaudited

Operating expenses:
Research and development	$20,868	$12,531	$54,231	$32,171
General and administrative	4,342	2,942	12,065	8,043
Total operating expenses	25,210	15,473	66,296	40,214
Loss from operations	(25,210)	(15,473)	(66,296)	(40,214)
Interest income, net	221	116	483	305
Other expense, net	(20)	(12)	(50)	(83)
Net loss	$(25,009)	$(15,369)	$(65,863)	$(39,992)

Net loss per share, basic and diluted	$(0.88)	$(0.94)	$(2.59)	$(5.74)
Shares used in computing net loss per share, basic and diluted	28,388,145	16,423,894	25,476,261	6,962,446

Selected Balance Sheet Information:

(amounts in thousands)

	September 30,	December 31,
	2017	2016
	Unaudited

Cash, cash equivalents and short-term investments	$156,045	$104,883
Total assets	$200,247	$142,057
Total liabilities	$24,925	$22,686
Total stockholders' equity	$175,322	$119,371

Audentes Contacts:

Investor Contact:

Andrew Chang

Director, Investor Relations

415.818.1033

ir@audentestx.com

Media Contact:

Paul Laland

415.519.6610

media@audentestx.com